Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Exponent, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-31830, 333-67806, 333-99243, 333-106105, 333-117108, 333-128141, 333-138618, 333-151238, and 333-184058) on Form S-8 of Exponent, Inc. of our report dated February 27, 2015, with respect to the consolidated balance sheets of Exponent Inc. and subsidiaries as of January 2, 2015 and January 3, 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 2, 2015, and related financial statement schedule and the effectiveness of internal control over financial reporting as of January 2, 2015, which report appears in the January 2, 2015 annual report on Form 10-K of Exponent, Inc.

/s/ KPMG LLP

San Francisco, California

February 27, 2015